Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Subject to Completion Preliminary Pricing Supplement Dated January 29, 2013	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Buffered SuperTrack Notes due February [•], 2018 Linked to the Performance of a Basket of Equally Weighted Asian Equity Indices The Notes are linked to the performance (as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date) of a basket consisting of five, equally-weighted, Asian equity indices (the “Basket”). The Notes offer investors leveraged exposure to the potential positive performance (if any) of the Basket and a limited buffer against the potential negative performance of the Basket. If the Basket Performance is positive, investors will receive at maturity (subject to issuer credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Performance times the Upside Leverage Factor. If the Basket Performance is less than or equal to 0.00% but has not declined by more than the Buffer Percentage, investors will receive (subject to issuer credit risk) the principal amount of their Notes at maturity. If the Basket has declined by more than the Buffer Percentage, investors will be fully exposed to any decline in excess of the Buffer Percentage and may lose up to 80% of the principal amount of their Notes. Terms and Conditions Issuer Barclays Bank PLC Basket Initial Valuation Date February [•], 2013 Issue Date February [•], 2013 Basket Final Valuation Date* February [•], 2018 Maturity Date* February [•], 2018 Basket Components (Bloomberg Tickers) HSCEI <Index> KOSPI2 <Index> TAMSCI <Index> HSI <Index> SIMSCI <Index> Denominations $1,000 and integral multiples of $1,000 in excess thereof Upside Leverage Factor [1.25 – 1.35]** ** The actual Upside Leverage Factor will be set on the Initial Valuation Date and will not be less than 1.25. Buffer Percentage 20.00% Basket Component Return (with respect to each Basket Component) Final Level – Initial Level Initial Level Initial Value (with respect to each Basket Component) The closing level of such Basket Component on the Basket Initial Valuation Date Final Value (with respect to each Basket Component) The closing level of such Basket Component on the Basket Final Valuation Date Basket Value Contribution (with respect to each Basket Component) The weight of such Basket Component times the Basket Component Return of such Basket Component Basket Performance Sum of the Basket Value Contributions of the Basket Components CUSIP 06741TNF0 ISIN US06741TNF02 * Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement. Depending on the actual Basket Initial Valuation Date for the Notes, any reference in this preliminary pricing supplement to the month in which these dates will occur is subject to change. Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes. Payoff Diagram The blue solid line in the graph above represents the return on investment of the Notes, while the orange dotted line represents the return on a direct investment in the stocks included in the basket of indices (excluding dividends). Hypothetical Examples (per $1,000 principal amount Note)*** Basket Performance Payment at Maturity Total Return Basket Performance Payment at Maturity Total Return 80.00% $2,000.00 100.00% -10.00% $1,000.00 0.00% 70.00% $1,875.00 87.50% -20.00% $1,000.00 0.00% 60.00% $1,750.00 75.00% -30.00% $900.00 -10.00% 50.00% $1,625.00 62.50% $800.00 -20.00% 40.00% $1,500.00 50.00% -50.00% $700.00 -30.00% 30.00% $1,375.00 37.50% -60.00% $600.00 -40.00% 20.00% $1,250.00 25.00% -70.00% $500.00 -50.00% 10.00% $1,125.00 12.50% -80.00% $400.00 -60.00% 5.00% $1,062.50 6.25% -90.00% $300.00 -70.00% 0.00% $1,000.00 0.00% -100.00% $200.00 *** These hypothetical examples are based on a number of assumptions, as set forth on page PPS-5 of this preliminary pricing supplement, and are included for illustrative purposes only.

Payoff at Maturity

Payoff at Maturity

Basket Performance

-20%

$ Buffered Super TrackSM Notes due February , 2018 Linked to the Performance of a Basket of Asian Equity Indices Global Medium-Term Notes, Series A, No. E-7731

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	February , 2013***

Issue Date:	February , 2013 (expected to be three Business Days after the Basket Initial Valuation Date)***

Basket Final Valuation Date:*	February , 2018***

Maturity Date:**	February , 2018 (expected to be three Business Days after the Final Valuation Date***

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following Asian equity indices (each an “Index” or a “Basket Component”, and together, the “Basket Components” or “Indices”) (the “Basket”):

Index	Bloomberg Ticker	Weight	Initial Value
Hang Seng China Enterprises Index	HSCEI <index>	20.00%	[—]
The Korea Composite Stock Price Index 200	KOSPI2<index>	20.00%	[—]
Hang Seng Index	HSI <index>	20.00%	[—]
MSCI Taiwan Price Index	TAMSCI <index>	20.00%	[—]
MSCI Singapore Free Price Index	SIMSCI <index>	20.00%	[—]

Buffer Percentage:	20.00%

Upside Leverage Factor:	[1.25 – 1.35]*** *** The Upside Leverage Factor will be set on the Basket Initial Valuation Date and will not be less than 1.25

Payment at Maturity:

If the Basket Performance is greater than or equal to 0%, you will receive (subject to our credit risk) a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Performance multiplied by the Upside Leverage Factor. Accordingly, if the Basket Performance is greater than or equal to 0%, you will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Performance × Upside Leverage Factor)]

If the Basket Performance is less than or equal to 0.00% but equal to or greater than –20.00%, you will receive (subject to our credit risk) a cash payment of $1,000 per $1,000 principal amount Note that you hold; and

If the Basket Performance is less than –20.00%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Basket Performance plus the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

If the Basket Performance is less than –20.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below –20.00%. Accordingly, you may lose up to 80.00% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to each Basket Component, the closing level of such Basket Component on the Basket Initial Valuation Date, as noted in the table above.

Final Value:	With respect to each Basket Component, the closing level of such Basket Component on the Basket Final Valuation Date.

Basket Value Contribution:	With respect to a Basket Component, the weight of such Basket Component (as noted in the table above) times the Basket Component Return of such Basket Component.

Basket Performance:	The Basket Performance will be equal to the sum of the Basket Value Contributions of the Basket Components.

Closing Level:

With respect to a Basket Component, the closing value of such Basket Component published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of a Basket Component will be based on the alternate calculation of the Basket Compnent as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Index Business Day:	With respect to a Basket Component, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each component of the Basket Component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TNF0 and US06741TNF02

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
***	Depending on the actual Basket Initial Valuation Date for the Notes, any reference in this preliminary pricing supplement to the month in which the Basket Initial Valuation Date, Issue Date, Basket Final Valuation Date and Maturity Date will occur are subject to change.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations ” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-2

HYPOTHETICAL EXAMPLES (PER 1,000 PRINCIPAL AMOUNT NOTE)

Illustrative Calculations of Basket Component Returns, Basket Value Contributions, Basket Performance and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Return of each Basket Component, the Basket Value Contribution of each Basket Component and the Basket Performance. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only and do not relate to the actual Initial Value of any Basket Component on the Basket Initial Valuation Date or the Final Value of any Basket Component on the Basket Final Valuation Date. We cannot predict the Basket Component Returns of any of the Basket Components or the Basket Performance.

This example assumes the Initial Values, Final Values and weights of the Basket Components as indicated below, and a Buffer Percentage of 20.00%.

Basket Component	Initial Value	Final Value	Basket Component Return	Weight	Basket Value Contribution
Hang Seng China Enterprises Index	12,001.81	4,200.63	-65.00%	20.00%	-13.00%
The Korea Composite Stock Price Index 200	256.06	76.82	-70.00%	20.00%	-14.00%
Hang Seng Index	23,580.43	8,253.15	-65.00%	20.00%	-13.00%
MSCI Taiwan Price Index	275.42	41.31	-85.00%	20.00%	-17.00%
MSCI Singapore Free Price Index	366.14	128.15	-65.00%	20.00%	-13.00%
	Basket Performance (sum of the Basket Value Contributions):				-70.00%

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Basket Value Contribution of each Basket Component.

As the table above demonstrates, the Basket Value Contribution for each Basket Component will be equal to the weight of such Basket Component times the Basket Component Return of such Basket Component.

Step 3: Calculate the Basket Performance.

As the table above demonstrates, the Basket Performance will be equal to the sum of the Basket Value Contributions of each Basket Component. In this case, the Basket Performance equals -70.00%.

Step 4: Using the Basket Performance calculated in Step 3 above, calculate the payment at maturity.

In this case, because the Basket Performance is less than -20.00%, the payment at maturity (per $1,000 principal amount Note) is calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

$1,000 + [$1,000 × (-70.00% + 20.00%)] = $500.00

Accordingly, the investor receives at maturity (subject to our credit risk) a cash payment of $500.00 per $1,000 principal amount Note that they hold.

Hypothetical Examples of Amounts Payable at Maturity Assuming a Range of Basket Performance Values

PPS-3

The following table illustrates the hypothetical total return at maturity on the Notes for a range of Basket Performance values. The hypothetical examples below assume an Upside Leverage Factor of 1.25 and the Buffer Percentage of 20.00%. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The hypothetical total returns set forth below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity (per $1,000 principal)	Total Return
70.00%	$1,875.00	87.50%
60.00%	$1,750.00	75.00%
50.00%	$1,625.00	62.50%
40.00%	$1,500.00	50.00%
30.00%	$1,375.00	37.50%
20.00%	$1,250.00	25.00%
10.00%	$1,125.00	12.50%
5.00%	$1,062.50	6.25%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$950.00	-5.00%
-30.00%	$900.00	-10.00%
-40.00%	$800.00	-20.00%
-50.00%	$700.00	-30.00%
-60.00%	$600.00	-40.00%
-70.00%	$500.00	-50.00%
-80.00%	$400.00	-60.00%
-90.00%	$300.00	-70.00%
-100.00%	$200.00	-80.00%

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The Basket Performance is greater than 0.00%.

Basket Component	Initial Value	Final Value	Basket Component Return	Weight	Basket Value Contribution of each Basket Component
Hang Seng China Enterprises Index	12,001.81	13,201.99	10.00%	20.00%	2.00%
The Korea Composite Stock Price Index 200	256.06	281.67	10.00%	20.00%	2.00%
Hang Seng Index	23,580.43	25,938.47	10.00%	20.00%	2.00%
MSCI Taiwan Price Index	275.42	302.96	10.00%	20.00%	2.00%
MSCI Singapore Free Price Index	366.14	402.75	10.00%	20.00%	2.00%

Basket Performance					10.00%

Because the Basket Performance is positive, the investor receives a payment at maturity of $1,125.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × 10.00% × 1.25] = $1,125.00

The total return on the investment of the Notes is 12.50%.

PPS-4

Example 2: The Basket Performance is less than or equal to 0.00% but equal to or greater than –20.00%.

Basket Component	Initial Value	Final Value	Basket Return of each Basket Component	Weight	Basket Value Contribution of each Basket Component
Hang Seng China Enterprises Index	12,001.81	10,801.63	-10.00%	20.00%	-2.00%
The Korea Composite Stock Price Index 200	256.06	230.45	-10.00%	20.00%	-2.00%
Hang Seng Index	23,580.43	21,222.39	-10.00%	20.00%	-2.00%
MSCI Taiwan Price Index	275.42	247.88	-10.00%	20.00%	-2.00%
MSCI Singapore Free Price Index	366.14	329.53	-10.00%	20.00%	-2.00%

Basket Performance					-10.00%

Because the Basket Performance of -10.00% is less than or equal to 0.00% but equal to or greater than -20.00%, the investor receives a cash payment of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The Basket Performance is less than –20.00%.

Basket Component	Initial Value	Final Value	Basket Return of each Basket Component	Weight	Basket Value Contribution of each Basket Component
Hang Seng China Enterprises Index	12,001.81	4,200.63	-65.00%	20.00%	-13.00%
The Korea Composite Stock Price Index 200	256.06	76.82	-70.00%	20.00%	-14.00%
Hang Seng Index	23,580.43	8,253.15	-65.00%	20.00%	-13.00%
MSCI Taiwan Price Index	275.42	41.31	-85.00%	20.00%	-17.00%
MSCI Singapore Free Price Index	366.14	128.15	-65.00%	20.00%	-13.00%

Basket Performance					-70.00%

Because the Basket Performance is less than -20.00%, the investor receives a payment at maturity of $500.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

$1,000 + [$1,000 × (-70.00% + 20.00%)] = $500.00

The total return on the investment of the Notes is -50.00%.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to any Basket Component as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•

For a description of further adjustments that may affect one or more Basket Components, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Exposure to an Equally Weighted Basket Comprised of the Basket Components—The return on the Notes is linked to a basket consisting of five equally weighted indices – the Hang Seng China Enterprises Index, the Korea Composite Stock Price Index 200, the Hang Seng Index, the MSCI Taiwan Price Index, and the MSCI Singapore Free Price Index. For information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng China Enterprises Index” in the index supplement. For information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng Index” in the index supplement. For information about the KOSPI 200, see the information set forth under “Non-Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement. For information about the MSCI Taiwan Price Index and the MSCI Singapore Free Price Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you

PPS-5

are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Basket Performance is negative, the payment at maturity of the Notes will depend on the extent to which the Final Basket Level declines from the Initial Basket Level. If the Basket Performance is less than –20.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below –20.00%. You may lose up to 80.00% of the principal amount of your Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided

PPS-6

at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Closing Levels of the Basket Components on the Basket Final Valuation Date—The Basket Performance will be based on the Closing Levels of the Basket Components on the Basket Final Valuation Date as compared to the Closing Levels of the Basket Components on the Basket Initial Valuation Date. Therefore, if the Closing Levels of one or more of the Basket Components fell precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the closing levels, as the case may be, of the Basket Components prior to such drop.

•

Changes In The Closing Levels Of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to a basket comprised of equally weighted indices set forth on the cover page of this preliminary pricing supplement. Movements in level of these Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. At a time when the closing levels of one or more of the Basket Components increase, the closing levels of the other Basket Components may not increase as much or may even decline. At a time when the closing levels of one or more of the Basket Components decrease, the closing levels of the other Basket Components may decline as much or more. The contribution of each Basket Component to the Basket Performance depends on the weight of such Basket Component. Therefore, in calculating payment at maturity, any positive contribution from a Basket Component with a positive performance, after accounting for the weight of such Basket Component, may be moderated, or more than offset, by declines in the closing levels of the other Basket Components. There can be no assurance that the resulting Basket Performance will be positive on the Basket Final Valuation Date.

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Non-U.S. Securities Markets Risks—The stocks underlying the Basket Components are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to an Index that includes these stocks, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Risks Associated with Emerging Markets—The stocks underlying the Basket Components may be issued by foreign companies in emerging markets. As such, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Correlation of Performances among the Basket Components May Reduce the Performance of the Notes—Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes.

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Holding the Notes is not the Same as Owning Directly the Basket Components, or the Underlying Constituents of the Basket Components; No Interest or Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Basket Components or the underlying components of the Basket Components. The return on your Notes will not reflect the return you would realize if you actually purchased the Basket Components or the underlying components of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the underlying components of the Indices would have.

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Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue

PPS-7

price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the performance of the Basket Components and the Basket Performance, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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DESCRIPTION OF THE BASKET

The return on the Notes is linked to a weighted basket consisting of the following five Asian equity indices: the Hang Seng China Enterprises Index, The Korea Composite Stock Price Index 200, Hang Seng Index, MSCI Taiwan Price Index, and MSCI Singapore Free Price Index.

The Hang Seng China Enterprises Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China. For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng China Enterprises Index” in the index supplement.

The Korea Composite Stock Price Index 200 (commonly referred to as the “KOSPI 200”) is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 90% of the market capitalization of the Korean Exchange-Stock Market. For additional information about the KOSPI 200, see the information set forth under “Non- Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement.

The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng Index” in the index supplement.

The MSCI Taiwan Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The MSCI Singapore Free Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. For additional information about the MSCI Taiwan Index and the MSCI Singapore Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement.

PPS-9

Historical Information for Each of the Basket Components

Historical Information Regarding the Hang Seng China Enterprises Index

The following graph sets forth the historical performance of Hang Seng China Enterprises Index based on daily closing levels from January 1, 2008 through January 25, 2013. The closing level of the Hang Seng China Enterprises Index closing level on January 25, 2013 was 12,001.81.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

We obtained the Hang Seng China Enterprises Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the Hang Seng China Enterprises Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Hang Seng China Enterprises Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Hang Seng China Enterprises Index will result in the return of any of your principal.

PPS-10

Historical Information Regarding the Korea Composite Stock Price Index 200

The following graph sets forth the historical performance of the Korea Composite Stock Price Index 200 based on daily closing levels from January 2, 2006 through January 25, 2013. The closing level of the Korea Composite Stock Price closing level on January 25, 2013 was 256.06.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

We obtained the Korea Composite Stock Price Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the Korea Composite Stock Price Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Korea Composite Stock Price Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Korea Composite Stock Price Index will result in the return of any of your principal.

Historical Information Regarding the Hang Seng Index

The following graph sets forth the historical performance of Hang Seng Index based on daily closing levels from January 1, 2008 through January 25, 2013. The closing level of the Hang Seng Index closing level on January 25, 2013 was 23,580.43.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-11

We obtained the Hang Seng Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the Hang Seng Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Hang Seng Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Hang Seng Index will result in the return of any of your principal.

Historical Information Regarding the MSCI Taiwan Price Index

The following graph sets forth the historical performance of MSCI Taiwan Price Index based on daily closing levels from January 1, 2008 through January 25, 2013. The closing level of the MSCI Taiwan Price Index closing level on January 25, 2013 was 275.42.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

We obtained the MSCI Taiwan Price Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the MSCI Taiwan Price Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the MSCI Taiwan Price Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the MSCI Taiwan Price Index will result in the return of any of your principal.

PPS-12

Historical Information Regarding the MSCI Singapore Free Price Index

The following graph sets forth the historical performance of MSCI Singapore Free Price Index based on daily closing levels from January 1, 2008 through January 25, 2013. The closing level of the MSCI Singapore Free Price Index closing level on January 25, 2013 was 366.14.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

We obtained the MSCI Singapore Free Price Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the MSCI Singapore Free Price Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the MSCI Singapore Free Price Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the MSCI Singapore Free Price Index will result in the return of any of your principal

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-13